ENCYSIVE PHARMACEUTICALS INC.
FUNDAMENTAL CHANGE NOTICE AND OFFER TO PURCHASE
TO HOLDERS OF
2.50% CONVERTIBLE SENIOR NOTES DUE 2012
CUSIP Numbers: 29256XAA5 and 29256XAB3*
     NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture (the “Indenture”), dated as of March 16, 2005, between Encysive Pharmaceuticals Inc., a Delaware corporation (the “Company,” “we,” “us” and “our”), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), relating to the Company’s 2.50% Convertible Senior Notes Due 2012 (the “Notes”), that each holder of the Notes has the option (the “Put Option”) to require the Company to purchase each $1,000 principal amount of the Notes at a purchase price (the “Fundamental Change Purchase Price”) of 100% of the principal amount, together with accrued and unpaid interest up to, but excluding June 16, 2008 (the “Fundamental Change Purchase Date”), subject to the terms and conditions of the Indenture, the Notes and this Fundamental Change Notice and Offer to Purchase (this “Fundamental Change Notice”) and related notice materials, all as amended and supplemented from time to time. We have appointed the Trustee as paying agent (the “Paying Agent”) and conversion agent (the “Conversion Agent”) in connection with the Notes. Holders may tender their Notes from the date of this Fundamental Change Notice through 5:00 p.m., New York City time, on Friday, June 13, 2008. All capitalized terms used but not specifically defined in this Fundamental Change Notice shall have the meanings given to such terms in the Indenture. This Fundamental Change Notice is being provided pursuant to Section 3.05(c) of the Indenture.
     On February 20, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pfizer Inc. (“Pfizer”) and Explorer Acquisition Corp. (“Explorer”), a Delaware corporation and a wholly owned subsidiary of Pfizer, which provides for the merger (the “Merger”) of Explorer with and into the Company. Pursuant to the Merger Agreement, on March 4, 2008, Explorer commenced a tender offer (the “Tender Offer”) to purchase all of the outstanding shares of common stock, par value $0.005 per share (including the associated preferred stock purchase rights, the “Shares”), of the Company at a purchase price of $2.35 per Share in cash, without interest and less any required withholding taxes (the “Offer Consideration”). The initial offering period of the Tender Offer expired at 12:00 midnight, New York City time, on Monday, March 31, 2008, at which time approximately 61,765,295 Shares (representing approximately 76.30% of the outstanding Shares) were validly tendered and not withdrawn pursuant to the Tender Offer. On April 1, 2008, Explorer accepted all validly tendered and not withdrawn Shares for payment in accordance with the terms of the Tender Offer and subsequently paid for and purchased such Shares. As a result, a Fundamental Change (as defined in the Indenture) with respect to the Company occurred on April 1, 2008.
     Pursuant to the Merger Agreement, on April 1, 2008 Explorer also commenced a subsequent offering period in respect of the Tender Offer to acquire all of the remaining untendered Shares for the Offer Consideration. The subsequent offering period expired at 5:00 p.m., New York City time, on Monday, April 14, 2008. During the subsequent offering period, approximately 7,311,171 additional Shares were purchased by Explorer. The total number of Shares purchased by Explorer in the Tender Offer was 69,076,466 Shares (representing approximately 85.33% of the outstanding Shares).
     The Merger will be effected in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Merger Agreement. Since the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger, Explorer will be able to approve the Merger without the vote or consent of any other Encysive stockholder. Upon completion of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Pfizer, the Company and their wholly owned subsidiaries and by stockholders who exercise appraisal rights under the DGCL) will be converted into the right to receive $2.35 per Share in cash, without interest and less any required withholding taxes (the “Merger Consideration”). Prior to the

*	No representation is made as to the accuracy of any CUSIP numbers.

effective time of the Merger, the Company will mail an information statement to its stockholders containing information about the Merger. Under federal securities laws, the Merger may not be completed until 20 days after the Company mails the information statement to its stockholders. Notice of the Merger hereby is provided pursuant to Section 10.06 of the Indenture. The Merger is expected to become effective on or about June 9, 2008.
     As described in Section 8 below, after the consummation of the Merger, the Shares will be deregistered under applicable rules of the Securities and Exchange Commission (“SEC”) and the Shares also will be delisted from the NASDAQ Global Market.
     In addition, from and after the effective time of the Merger, any outstanding Notes will only be convertible into the Merger Consideration.
     If you validly tender for purchase and do not validly withdraw your Notes pursuant to the Put Option, you will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Put Option.
     Based on the closing sale price for the Company’s common stock on April 28, 2008 of $2.35 per share, the Fundamental Change Purchase Price that the Company is offering to pay you pursuant to the Put Option is substantially more than the value that you would receive upon conversion of the Notes. You should review this Fundamental Change Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to tender your Notes for purchase and, if so, the amount of Notes to tender. None of the Company, its Board of Directors, Pfizer, Pfizer’s Board of Directors, the Company’s or Pfizer’s respective employees, the Paying Agent or the Conversion Agent are making any representation or recommendation to any holder as to whether or not to tender that holder’s Notes.
     To exercise your option to have us purchase the Notes and receive payment of the Fundamental Change Purchase Price, you must validly tender the Notes prior to 5:00 p.m., New York City time, on Friday, June 13, 2008. Notes tendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on Friday, June 13, 2008.
     The Trustee has informed us that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through the transmittal procedures of DTC.
The Paying Agent and Conversion Agent is:
THE BANK OF NEW YORK TRUST COMPANY, N.A.

By Hand or Overnight Delivery:	By Facsimile for Eligible	By Registered or Certified Mail:
Institutions:
The Bank of New York	(212) 298-1915	The Bank of New York
Corporate Trust Department		Corporate Trust Department
101 Barclay Street — 7E	To Confirm By Telephone or For	101 Barclay Street — 7E
New York, New York 10286	Information:	New York, New York 10286
Attention: Reorganization	212-815-5098	Attention: Reorganization
Division		Division
     Additional copies of this Fundamental Change Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Fundamental Change Notice is April 30, 2008

     No person has been authorized to give any information or to make any representations other than those contained in the Indenture, the Notes, this Fundamental Change Notice and the related notice materials (collectively, as amended or supplemented from time to time, the “Put Option Materials”) and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option Materials shall not under any circumstances create any implication that the information contained in the Put Option Materials is current as of any time subsequent to the date of such information.

i

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Fundamental Change Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.
     Who is offering to purchase my Notes?
     The Company is offering to purchase your Notes that are validly tendered for purchase and not validly withdrawn.
     Why are you offering to purchase my Notes?
     The Indenture, pursuant to which the Notes were issued, requires us to offer to purchase the Notes at your option upon the occurrence of a Fundamental Change. This has been a right of holders of the Notes from the time the Notes were issued on March 16, 2005. As discussed above, a Fundamental Change has occurred as a result of Explorer’s purchase of Shares representing approximately 85.33% of the Shares outstanding in the Tender Offer pursuant to the Merger Agreement. (Page 6)
     What Notes are you obligated to purchase?
     We are obligated to purchase all Notes tendered by the holders, at their option, and not validly withdrawn. As of April 29, 2008, there was $130.0 million aggregate principal amount of Notes outstanding. (Page 6)
     How much will you pay and what is the form of payment?
     Pursuant to the terms of the Indenture and the Notes, for each $1,000 principal amount of the Notes, we will pay, in cash, a purchase price equal to 100% of the principal amount, together with accrued and unpaid interest up to, but excluding, the Fundamental Change Purchase Date, with respect to any and all Notes validly tendered for purchase and not validly withdrawn. We estimate that the Fundamental Change Purchase Price will be approximately $1,006.39 per $1,000 principal amount of Notes. The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our common stock. (Pages 6-7)
     If I tender my Notes, when will I receive payment for them?
     On the Fundamental Change Purchase Date (Monday, June 16, 2008), we will accept for payment all Notes validly tendered for purchase and not validly withdrawn. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date the appropriate amount of cash required to pay the Fundamental Change Purchase Price for those Notes, and the Paying Agent will promptly distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 11)
     What are my conversion rights with respect to my Notes?
     The Notes are currently convertible into common stock of the Company pursuant to Article X of the Indenture (referred to as the “conversion right”). If a holder converts its Notes prior to the effective time of the Merger (the “Effective Time”), such holder will be entitled to receive, for each $1,000 principal amount of Notes that are converted, 71.7077 Shares (with fractional Shares being paid in cash) (the “Pre-Effective Conversion Amount”). Pursuant to the terms of the Merger Agreement, each Share of our common stock outstanding at the Effective Time, including any Shares issued upon conversion of Notes prior to the Effective Time, will be converted into the Merger Consideration. Pursuant to Section 10.11 of the Indenture, after the Effective Time, your Notes will be convertible into the consideration that a holder would have received had such holder converted its Notes into Shares immediately prior to the Merger, i.e., $168.51 in cash for each $1,000 principal amount of Notes (the “Post-Effective Conversion Amount”).
     If you wish to convert your Notes prior to or after the Effective Time, you should NOT complete the Letter of Transmittal or tender your Notes pursuant to the Put Option. (Page 7)
     How can I determine the market value of the Notes?
     There is no established reporting system or market for trading in the Notes; however, the Notes are currently traded over-the-counter or on the PORTAL Market of the NASDAQ Stock Market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of our common stock and the market for similar securities. In addition, prices and trading volumes in the over-the-counter market are not reported and can be difficult to monitor. As described above, the Notes are currently convertible into the Pre-Effective Conversion Amount. We urge you to obtain current market information for the Notes and Shares, to the extent available, prior to making any decision with respect to the Put Option. (Page 8)
     What do the Board of Directors of the Company and the Board of Directors of Pfizer think of the Put Option?
     Neither our Board of Directors nor the Board of Directors of Pfizer has made any recommendation as to whether or not you should tender your Notes for purchase pursuant to the Put Option. You must make your own decision whether to tender your Notes for purchase pursuant to the Put Option and, if so, the amount of Notes to tender. The Put Option and our offer to purchase Notes pursuant thereto as described in this Fundamental Change Notice is based solely on the requirements of the Indenture and the Notes. (Page 7)
     When does the Put Option expire?
     The Put Option expires at 5:00 p.m., New York City time, on Friday, June 13, 2008 (the “Put Option Exercise Date”). We will not extend the period you have to accept the Put Option unless required to do so by the United States federal securities laws. (Page 6)
     What are the conditions to your purchase of the Notes?
     Our purchase of Notes validly tendered for purchase and not validly withdrawn is not subject to any condition other than that the purchase be lawful. (Page 6)
     How do I tender my Notes?
     To tender your Notes for purchase pursuant to the Put Option, you must tender the Notes through the transmittal procedures of DTC on or after the date of this Fundamental Change Notice, but no later than 5:00 p.m., New York City time, on the Put Option Exercise Date.
•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system.
     You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Put Option Exercise Date.

     By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Fundamental Change Notice. (Page 9)
     Until what time can I withdraw previously tendered Notes?
     You can withdraw Notes previously tendered for purchase at any time until 5:00 p.m., New York City time, on the Put Option Exercise Date. (Page 11)
     How do I withdraw previously tendered Notes?
     To withdraw previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Put Option Exercise Date.
     You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Put Option Exercise Date. (Page 11)
     If I want to convert my Notes, what should I do?
     If you want to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Notes, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent and (iv) pay any transfer or similar taxes, if required pursuant to Section 10.08 (Taxes on Conversions) of the Indenture. Please direct any questions or requests for assistance in connection with the tender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Fundamental Change Notice. (Page 7)
     Do I need to do anything if I do not wish to tender my Notes for purchase?
     No. If you do not tender your Notes before the expiration of the Put Option, we will not purchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes. (Page 6)
     If I choose to tender my Notes for purchase, do I have to tender all of my Notes?
     No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in denominations of $1,000 principal amount or an integral multiple thereof. (Page 7)
     If I choose to tender my Notes for purchase, when will interest cease to accrue on them?
     Unless we default in making payment of the Fundamental Change Purchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day preceding the Fundamental Change Purchase Date. (Page 7)
     If I do not tender my Notes for purchase, will I have the right to require the Company to purchase my Notes in the future?
     Yes. If a Fundamental Change not described in this Fundamental Change Notice occurs in the future with respect to us, you will have the right, at your option, to require us to purchase your Notes at a fundamental change purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the applicable fundamental change purchase date. (Page 6)
     If I do not tender my Notes for purchase, will it affect my conversion rights?
     No. If you do not tender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert the Notes into the Pre-Effective Conversion Amount prior to the Effective Time and the Post-Effective Conversion Amount thereafter. (Page 7)
     If I do not tender my Notes for purchase and do not convert my Notes, will my Notes still accrue interest?
     Yes. If you do not tender your Notes for purchase and you do not convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the Indenture.
     After the Merger is consummated, will my Notes be guaranteed by Pfizer?
     No. The Notes are currently not guaranteed and Pfizer does not intend to provide a guarantee of the Company’s obligations under the Notes after the consummation of the Merger.
     Will I continue to receive periodic financial statements and related reports from the Company after the Merger is consummated?
     No. Upon consummation of the Merger, the Shares will be deregistered and the Company will no longer be obligated to file information, documents or reports with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Indenture does not require the Company to provide such reports if it ceases to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.
     Do I have to pay a commission if I tender my Notes for purchase?
     You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Put Option. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase. (Page 9)
     If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for purchase pursuant to the Put Option?
     The receipt of cash in exchange for Notes pursuant to exercise of the Put Option will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. Such gain or loss will generally be capital gain or loss. You should consult with your tax advisor regarding the specific tax consequences to you. (Page 13)
     Who is the Paying Agent?
     The Bank of New York Trust Company, N.A., the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the cover of this Fundamental Change Notice.
     Whom can I talk to if I have questions about the Put Option?
     Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Fundamental Change Notice.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This Fundamental Change Notice contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Fundamental Change Notice regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: statements regarding the expected completion of the acquisition of us by Pfizer, including the Merger and the Merger Agreement; our ability to earn a profit from sales or licenses of ThelinTM or other drug candidates; unexpected delays in commencing and completing an additional Phase III clinical trial for ThelinTM (sitaxsentan sodium) in pulmonary arterial hypertension (“PAH”) to address concerns regarding efficacy raised in the third approvable letter, dated June 15, 2007, received from the U.S. Food and Drug Administration (the “FDA”); regulatory approval of ThelinTM and our other products under development by the FDA; the unpredictability of the duration and results of regulatory review of our New Drug Application(s) and Investigational New Drug Application(s) by the FDA and national regulatory authorities in Australia, Canada, the European Union (“EU”) and other countries; the high cost and uncertainty of the research, clinical trials and other development activities involving our products and compounds; possible delays in the timelines for initiating clinical trials and obtaining results of clinical trials with respect to our products under development, including ThelinTM and TBC3711; market acceptance of ThelinTM in the EU, Australia and Canada and the actual rate of acceptance; the speed with which reimbursement and pricing approvals, and product launches for ThelinTM may be achieved in the EU, Australia, Canada and in other countries where ThelinTM may be approved; difficulties or delays in importing, manufacturing, packaging or distributing ThelinTM in the EU, Australia and Canada and in other countries where ThelinTM may be approved; the impact of competitive products on ThelinTM and Argatroban sales; the availability of sufficient funds to continue to commercialize ThelinTM in the EU and Canada; reduced estimates of patient populations and diagnosis rates of patients with PAH; the impact of national, provincial and local reimbursement policies and governmental regulation of prices for ThelinTM in the EU, Australia and Canada; our ability to predict revenues from ThelinTM and expense levels in 2008 and beyond; the impact of existing and future EU regulatory provisions on product exclusivity, including orphan drug exclusivity for ThelinTM; the impact of legislation or regulations in the U.S., and countries within the EU, Australia and in Canada affecting Thelin’sTM pricing, reimbursement or access; the scope of our patents and challenges by others of the scope of our patents; our ability to attract and retain qualified personnel; the ability of our subsidiary to repay the notes secured by royalties on the sales of Argatroban; our ability to prevail in the Argatroban abbreviated new drug application patent litigation and the costs of such litigation; the breadth of approved labeling for our approved product and our competitors’ products; our ability to establish future collaborative arrangements or licenses; and the availability of materials necessary for the manufacture of our products; as well as more specific risks and uncertainties facing us.
     You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.
     In addition, the statements in this Fundamental Change Notice are made as of April 30, 2008. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.
     These forward-looking statements should not be relied upon as representing our views as of any date subsequent to April 30, 2008.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION
     1. Information Concerning the Company.
     The Company is a global biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. We focus our research and development programs predominantly on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases.
     We have successfully developed two approved drugs. Argatroban was our first approved drug which was approved by the FDA for the treatment of heparin-induced thrombocytopenia, and is licensed to and marketed by GlaxoSmithKline plc in the U.S. and Canada. Thelin™ (sitaxsentan sodium) is an endothelin receptor antagonist we developed for the treatment of PAH and has been approved by the European Agency for the Evaluation of Medicinal Products in the EU, Health Canada’s Therapeutic Products Directorate in Canada and the Australian Therapeutic Goods Administration in Australia for the treatment of PAH. We are marketing and distributing Thelin™ in the EU and Canada either directly or through third parties and expect to commence distribution of Thelin™ in Australia through a third party in the second quarter of 2008. In addition, Thelin™ is under review by the FDA in the U.S. We have received three approvable letters from the FDA and plan to commence an additional Thelin™ Phase III clinical trial in patients with PAH during the second half of 2008 to address the concerns of the FDA regarding efficacy outlined in the FDA’s approvable letter dated June 15, 2007.
     We have four additional compounds in clinical development: a next generation endothelin receptor antagonist, TBC3711; TBC4746, an oral antigen-4 antagonist licensed to Schering Corporation and Schering-Plough Ltd.; ENC8003, a G protein-coupled receptor; and bimosiamose, a selectin antagonist licensed to Revotar Biopharmaceuticals AG, our former majority-owned German subsidiary.
     We are organized under the laws of the State of Delaware. Our principal executive offices are located at 4848 Loop Central Drive, Suite 700, Houston, Texas 77081; telephone number (713) 796-8822.
     2. Definitions. All capitalized terms used but not specifically defined in this Fundamental Change Notice shall have the meanings given to such terms in the Indenture.
     3. Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on March 15, 2012. As of April 29, 2008, there were $130.0 million aggregate principal amount of Notes outstanding.
     We have appointed the Trustee as Paying Agent and Conversion Agent in connection with the Notes.
     3.1. The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, upon the occurrence of a Fundamental Change, we are obligated to purchase all Notes validly tendered for purchase by holders, at their option, and not validly withdrawn at a purchase price specified in Section 3.05 of the Indenture, together with accrued and unpaid interest with respect thereto, as of a date that is 45 days after the date on which notice of such Fundamental Change is delivered by us to holders.
     The Put Option will expire at 5:00 p.m., New York City time, on Friday, June 13, 2008. We will not extend the period that holders have to accept the Put Option unless required to do so by the United States federal securities laws. Our purchase of Notes validly tendered for purchase and not validly withdrawn is not subject to any condition other than that the purchase be lawful.
     3.2. Fundamental Change Purchase Price. Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by us for each $1,000 principal amount of the Notes on the Fundamental Change Purchase Date is 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, with respect to any and all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Put Option Exercise Date. We estimate that the Fundamental Change Purchase Price will be approximately $1,006.39 per $1,000 principal amount of Notes. We will pay the Fundamental Change Purchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless we default in making payment of the Fundamental Change Purchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day preceding the Fundamental Change Purchase Date.
     The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s common stock. Thus, the Fundamental Change Purchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Purchase Date. We urge holders of Notes to obtain the best available information as to potential current market prices of the Notes and our common stock before making a decision whether to tender Notes for purchase.
     None of the Company, its Board of Directors, Pfizer, its Board of Directors, the Company’s or Pfizer’s respective employees, the Paying Agent or the Conversion Agent are making any representation or recommendation to holders as to whether or not to tender Notes for purchase pursuant to this Fundamental Change Notice. Each holder must make that holder’s own decision whether or not to tender Notes for purchase and, if so, the principal amount of Notes to tender based on that holder’s own assessment of current market value of the Notes and our common stock and other relevant factors.
     3.3. Conversion Rights of the Notes. The Notes are currently convertible into common stock of the Company. If you convert your Notes prior to the Effective Time, you will receive, for each $1,000 principal amount of the Notes, the Pre-Effective Conversion Amount in connection with such conversion. As of April 28, 2008, the closing sale price of our common stock on the NASDAQ Global Market was $2.35 per Share.
     After the Effective Time, your Notes will be convertible into the Merger Consideration that will be received by former Company stockholders in connection with the Merger. Each $1,000 principal amount of the Notes would be converted, at your option, into the Post-Effective Conversion Amount.
     In order to exercise your conversion right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to the book-entry conversion program of DTC, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Note, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent and (iv) pay any transfer or similar taxes, if required pursuant to Section 10.08 (Taxes on Conversions) of the Indenture.
     For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture and the Notes and the description thereof in the section entitled “Description of the Notes” included in the Registration Statement on Form S-3 initially filed by the Company with the SEC on May 23, 2005 and incorporated herein by reference.
     Holders that do not tender their Notes for purchase pursuant to the Put Option will maintain the right to convert their Notes into the Pre-Effective Conversion Amount or the Post-Effective Conversion Amount, as the case may be, on a going-forward basis thereafter. Any Notes that are tendered pursuant to the Put Option will become convertible only if such tender has been validly withdrawn, as described in Section 5 below.
     If you wish to convert your Notes, you should NOT complete the Letter of Transmittal or tender your Notes pursuant to the Put Option.

     3.4. Market for the Notes and Our Common Stock. There is no established reporting system or trading market for trading in the Notes; however, the Notes are currently traded over-the-counter or on the PORTAL Market of the NASDAQ Stock Market (“PORTAL”). To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of our common stock and the market for similar securities. In addition, prices and volumes in the over-the-counter market are not reported and can be difficult to monitor.
     Following the expiration of the Put Option, we expect that Notes not purchased pursuant to the Put Option will continue to be traded on PORTAL and over-the-counter; however, the trading market for the Notes that remain outstanding may be even more limited. We cannot assure you that a trading market will exist for the Notes following the Fundamental Change Purchase Date. The extent of the market for the Notes following the Fundamental Change Purchase Date will depend upon, among other things, the remaining outstanding principal amount of the Notes, the number of holders of Notes remaining and the interest on the part of securities firms in maintaining a market in the Notes.
     The Trustee has informed us that, as of the date of this Fundamental Change Notice, all of the Notes are held in global form through DTC. As of April 29, 2008, there was $130.0 million aggregate principal amount of Notes outstanding and DTC was the sole record holder of the Notes.
     As described in Section 3.3 above, the Notes are currently convertible into shares of our common stock. Our common stock is currently listed on the NASDAQ Global Market under the symbol “ENCY.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of our common stock as reported on the NASDAQ Global Market during such periods.

	Common Stock
	High	Low
Year Ended December 31, 2006
First Quarter	$10.00	$4.53
Second Quarter	$7.24	$3.29
Third Quarter	$7.21	$3.43
Fourth Quarter	$7.10	$4.12
Year Ended December 31, 2007
First Quarter	$4.25	$2.56
Second Quarter	$5.02	$1.62
Third Quarter	$2.15	$1.46
Fourth Quarter	$1.68	$0.59
Year Ended December 31, 2008
First Quarter	$2.35	$0.60
Second Quarter (through April 28, 2008)	$2.36	$2.32
     On April 28, 2008, the last reported sales price of our common stock on the NASDAQ Global Market was $2.35 per share. As of April 28, 2008, there were approximately 80,965,265 shares of our common stock outstanding (including 69,076,466 Shares beneficially owned by Pfizer). We have never paid dividends on our Shares.
     We urge you to obtain current market information for the Notes, to the extent available, and our common stock before making any decision with respect to the Put Option.
     3.5. Redemption. Beginning March 20, 2010, we may redeem for cash all or part of the Notes at any time, provided that the closing price of our common stock has exceeded 140% of the conversion price (as defined in the Indenture) then in effect for at least 20 Trading Days (as defined in the Indenture) in the consecutive 30 Trading Day period ending on the Trading Day prior to the date on which the notice of redemption is mailed. Notice of redemption must be mailed to the holders of the Notes not less than 20 nor more than 60 days prior to the date of redemption. The redemption price in cash of the Notes equals 100%

of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the date of redemption.
     3.6. Ranking. The Notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior unsecured indebtedness. The Notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables and senior in right of payment to any future subordinated indebtedness. As of December 31, 2007, we had $130.0 million aggregate principal amount of senior indebtedness outstanding. Neither we nor any of our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the Indenture.
     3.7. Dividends. The holders of Notes are not entitled to dividends. In the event that the Notes are converted into our common stock, the holders will thereafter be entitled to dividends, if any, paid to holders of our common stock. We do not anticipate paying any dividends on our Shares prior to their cancellation in the Merger.
     4. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase. Holders will not be entitled to receive the Fundamental Change Purchase Price for their Notes unless they validly tender and do not validly withdraw the Notes on or before 5:00 p.m., New York City time, on the Put Option Exercise Date. Notes may be tendered for purchase on or after the date of this Fundamental Change Notice, but no later than 5:00 p.m., New York City time, on the Put Option Exercise Date. Holders may tender some or all of their Notes; however, any Notes tendered must be in denominations of $1,000 principal amount or an integral multiple thereof. Notes that are not validly tendered for purchase on or before 5:00 p.m., New York City time, on the Put Option Exercise Date will remain outstanding and will continue to be subject to the existing terms of the Indenture and the Notes.
     Only registered holders are authorized to tender their Notes for purchase. The Trustee has informed us that, as of the date of this Fundamental Change Notice, DTC is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.
     You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Put Option. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.
     4.1. Method of Delivery. Since DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“ATOP”). This Fundamental Change Notice constitutes the notice of Fundamental Change described in the Indenture and delivery of Notes via ATOP will satisfy the Notes tender notice requirements of the Indenture. Tender of Notes is at the risk of the person tendering those Notes.
     4.2. Agreement to Be Bound. By tendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:
•	pursuant to the Put Option, such Notes shall be purchased as of the Fundamental Change Purchase Date pursuant to the terms and conditions specified in paragraph 5 of the Notes and the Indenture;

•	such holder has received this Fundamental Change Notice;

•	such holder agrees to all of the terms of this Fundamental Change Notice;

•	upon the terms and subject to the conditions set forth in this Fundamental Change Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such holder (i) irrevocably sells, assigns and transfers to us, all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Fundamental Change Purchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Fundamental Change Notice;

•	such holder represents and warrants that such holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•	such holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Put Option Exercise Date will be purchased at the Fundamental Change Purchase Price, in cash, subject to the terms and conditions of the Indenture, the Notes, this Fundamental Change Notice and the revised related notice materials, as amended and supplemented from time to time on the Fundamental Change Purchase Date;

•	payment for Notes purchased pursuant to the Fundamental Change Notice will be made by deposit of the Fundamental Change Purchase Price for such Notes with the Paying Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

•	tenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Fundamental Change Notice at any time prior to 5:00 p.m., New York City time, on the Put Option Exercise Date by written notice of withdrawal delivered pursuant to the procedures set forth in this Fundamental Change Notice;

•	all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Fundamental Change Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.
     4.3. Delivery of Notes.
     Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to tender the holder’s Notes and instruct that nominee to tender the Notes for purchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “—Notes Held by DTC Participants.”
     Notes Held by DTC Participants. A holder who is a DTC participant must tender that holder’s Notes by:
•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Notes; and

•	electronically transmitting such holder’s acceptance through ATOP, subject to the terms and procedures of that system.
     In tendering through ATOP, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the terms of the Put Option, including those set forth in Section 4.2 above.
     You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Put Option Exercise Date.
     5. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Put Option Exercise Date. In order to withdraw Notes on or prior to the Put Option Exercise Date, a holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Put Option Exercise Date. Notes so withdrawn may be retendered by following the tender procedures described in Section 4 above.
     You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes on or prior to the Put Option Exercise Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Put Option Exercise Date.
     6. Payment for Tendered Notes; Source and Amount of Funds. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date the appropriate amount of cash required to pay the Fundamental Change Purchase Price for all Notes validly tendered for purchase and not validly withdrawn, and the Paying Agent will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.
     The total amount of funds required by us to purchase the Notes is approximately $130.8 million (assuming all of the Notes are validly tendered for purchase and not validly withdrawn). We expect to fund our purchase of the Notes from available cash on hand and/or funds made available by Pfizer.
     7. Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.
     8. Plans or Proposals of the Company. After consummation of the Merger, all of the Shares will be owned by Pfizer and accordingly, the Shares will be deregistered under applicable SEC rules. In addition, our Shares will be delisted from the NASDAQ Global Market as soon as practicable after the consummation of the Merger. Accordingly, it is contemplated that the Company will shortly cease being subject to the reporting requirements of the Exchange Act. Except as noted in this Fundamental Change Notice, the Company and Pfizer currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006 of Regulation M-A issued under the Exchange Act except that it is contemplated that upon consummation of the Merger, J. Kevin Buchi, Robert J. Cruikshank and James A. Thomson, Ph.D. will resign from the Company’s Board of Directors. It also is contemplated that the Company’s Amended and Restated By-laws will be amended to remove the requirements that the president and the executive vice president be selected from among the members of the Company’s Board of Directors and that stockholders be sent a form of written consent when action is to be taken by stockholders through written consent.
     9. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:
•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	we will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Fundamental Change Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes, other than the Merger and related transactions required by the Indenture as described elsewhere herein.
     A list of the directors and executive officers of the Company is attached to this Fundamental Change Notice as Annex A.
     Concurrently with the initial sale of the Notes, the Company entered into a Registration Rights Agreement, dated as of March 16, 2005, by and among the Company, J.P. Morgan Securities Inc., UBS Securities LLC and SG Cowen & Co., LLC, relating to the Notes and the underlying Shares. Such agreement has terminated in accordance with its terms.
     10. Agreements Involving the Company’s Securities. Except as described above and in this Fundamental Change Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
     11. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Put Option until at least the tenth business day after the Fundamental Change Purchase Date. Following that date, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Fundamental Change Purchase Price and on other terms and for forms of consideration that may be different from those of the Put Option. A decision to purchase Notes after the Fundamental Change Purchase Date, if any, will depend upon many factors, including the amount of Notes tendered for purchase pursuant to the Put Option, the market price of the Notes, the market price of our Shares, the business and financial position of the Company and general economic and market conditions.
     12. Certain United States Tax Considerations. The following discussion summarizes certain United States federal income tax considerations that may be relevant to a holder if a holder exercises the Put Option or converts the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Fundamental Change Notice. All of these laws and authorities are subject to change, possibly with retroactive effect.
     This discussion deals only with holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a holder is a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank, or other finance institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	expatriates and former long term residents of the U.S.
     This summary does not describe all of the tax considerations that may be relevant to a holder. All holders should consult their own tax advisors regarding the U.S. federal income tax consequences of exercising the Put Option or converting the Notes, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.
Internal Revenue Service Circular 230 Notice
TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE (“IRS”) CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS FUNDAMENTAL CHANGE NOTICE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     U.S. Holders
     This discussion describes the tax consequences to a U.S. holder. A U.S. holder means a beneficial owner of the Notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.
     This discussion does not apply to non-U.S. holders.
     Exercise of the Put Option
     Generally, a U.S. holder will recognize capital gain or loss upon the exercise of the Put Option. The U.S. holder’s gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without tax) and (ii) the holder your adjusted tax basis in the Notes tendered.
     The U.S. holder’s adjusted tax basis in the Note will generally equal the original purchase price paid for the Note, increased by the amounts of any market discount previously included in income with respect to such Note and reduced by any amounts previously deducted with respect to amortizable bond premium with respect to such Note.
     Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the holder held the Note for more than one year at the time of the sale of the Note pursuant to the Put Option. Long term capital gains of non-corporate U.S. holders currently are taxed at a maximum 15% federal rate. The deductibility of capital losses is subject to limitations.
     A U.S. holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of its Notes pursuant to the Put Option as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess of the “adjusted issue price” (the sum of the issue price of the Notes and the aggregate amount of original issue discount includible in gross income by all prior holders of the Notes) of the Notes at the time acquired by the holder over the holder’s initial tax basis in the Notes.
     Conversion of Notes
     If the Notes are converted into Shares prior to the Effective Time of the Merger, the conversion is treated as a non-taxable event. The U.S. Holder’s adjusted tax basis in the Notes will carry over to and become the U.S. Holder’s adjusted tax basis in the Shares received. Similarly, any market discount accrued on the Notes will carry over to the Shares received. Upon the subsequent conversion of the Shares into the Merger Consideration, the rules described above under “—Exercise of the Put Option” will apply.
     Continues to Hold Notes
     If the U.S. Holder neither tenders nor converts the Notes, but instead continues to hold the Notes until they are converted into the Merger Consideration, the U.S. Holder will generally be subject to the rules described above under “—Exercise of the Put Option.”

     Non-U.S. Holders
     This discussion describes the tax consequences of exercise of the Put Option and conversion of the Notes to a non-U.S. holder. A non-U.S. holder means a beneficial owner of Notes (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) not a U.S. holder for U.S. federal income tax purposes. This section does not apply to U.S. holders.
     Amounts received pursuant to the exercise of the Put Option or the conversion of the Notes, if any, attributable to accrued but unpaid interest on Notes held by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided that the U.S. holder (a) does not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business and (d) has provided a validly completed IRS Form W-8BEN establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).
     A non-U.S. holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale of a Note pursuant to the Put Option or the conversion of the Notes unless (i) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale and certain conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder.
     If a non-U.S. holder of a Note is engaged in a trade or business in the U.S. and if amounts received attributable to accrued but unpaid interest or gain realized on the sale of a Note pursuant to the Put Option or the conversion of the Notes is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest and gain on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.
     Backup Withholding
     The Code and Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. holders upon purchase of the Notes are generally subject to information reporting unless the U.S. holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.
     The “backup withholding” rules generally require payors to withhold tax at a rate of 28% from payments subject to information reporting if the recipient fails to furnish its correct taxpayer identification number to the payor or fails to certify that payments received by such U.S. holder are not subject to backup withholding. To satisfy these requirements and prevent backup withholding, U.S. holders electing to exercise the Put Option or convert the Notes should complete the Substitute Form W-9 enclosed with the Letter of Transmittal and provide it to the Paying Agent. A U.S. holder exempt from backup withholding and information reporting should so indicate in Part 2 of the Substitute Form W-9.
     If a non-U.S. holder holds Notes through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Notes are held by a non-U.S. holder through a U.S.

broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. holder fails to provide appropriate information. To prevent backup withholding, non-U.S. holders should (i) submit a properly completed IRS Form W-8BEN (or other applicable Form W-8) certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Form W-8BEN may be obtained from the Paying Agent.
     Certain holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements. See the copy of the IRS Substitute Form W-9, Request for Taxpayer Identification Number and Certification, and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 enclosed with the Letter of Transmittal for additional information and instructions.
     13. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. As described in Section 8 above, after the consummation of the Merger, the Shares will be deregistered under applicable SEC rules and the Shares will also be delisted from the NASDAQ Global Market. Accordingly, it is contemplated that the Company will shortly cease being subject to the reporting requirements of the Exchange Act.
     The documents listed below (as they may be amended from time to time) contain important information about the Company and its financial condition, which are hereby incorporated by reference into this Fundamental Change Notice:
•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on March 27, 2008;

•	Our Current Report on Form 8-K filed with the SEC on April 7, 2008;

•	all documents we file with (but not furnish to) the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Fundamental Change Notice and prior to 5:00 p.m., New York City time, on the Fundamental Change Purchase Date; and

•	the section entitled “Description of Notes” in the Company’s Registration Statement on Form S-3 (File No. 333-125154) initially filed with the SEC on May 23, 2005 and amended on June 15, 2005.
     For more information about the Merger, you should examine the Information Statement filed on Schedule 14C (File No. 000-20117), the Schedule TO-T (File No. 005-44359), and the Offer to Purchase attached to the Schedule TO-T as Exhibit 99.A.1.A. The Merger Agreement is attached to the Schedule TO-T as Exhibit 99.D.1.
     In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this Fundamental Change Notice or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

     14. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.
     15. Conflicts. In the event of any conflict between this Fundamental Change Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

ENCYSIVE PHARMACEUTICALS INC.
April 30, 2008

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth the names of each of the current members of the Company’s directors and each of the Company’s current executive officers.
Directors

Name	Title

J. Kevin Buchi	Director
Robert J. Cruikshank	Director
Margaret M. Foran	Director
Douglas E. Giordano	Director
Martin Mackay	Director
David Reid	Director
James A. Thomson, Ph.D.	Director
Executive Officers

Name	Title

George W. Cole	President and Chief Executive Officer
Richard A. F. Dixon, Ph.D.	Senior Vice President, Research and Chief Scientific Officer
Richard A. Goeggel	Vice President, Finance and Treasurer
D. Jeffrey Keyser, RPH, MPA, J.D.	Vice President, Regulatory Affairs
Derek J. Maetzold	Vice President, Marketing and Sales
Paul S. Manierre, J.D., LL.M.	Vice President, General Counsel and Secretary
     The business address of each person set forth above is c/o Encysive Pharmaceuticals Inc., 4848 Loop Central Drive, Suite 700, Houston, Texas 77081; telephone number (713) 796-8822.